Exhibit 99.1

CELERITEK ANNOUNCES CASH DIVIDEND

     (SANTA CLARA, CA), January 14, 2004,—Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for defense applications and commercial communications networks, today announced its Board of Directors has declared an extraordinary cash dividend of $4.50 per share of common stock, payable on March 11, 2004, to shareholders of record on February 5, 2004.

About Celeritek

     Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

For further information contact Peggy Smith at (408) 986-5060.